Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza to Initiate the First Phase 3 Trial for
AZ-004 (Staccato® Loxapine) in Late Q1 2008
Conference Call Scheduled for Tuesday, September 18 at 5:00 p.m. EDT
Palo Alto, California — September 18, 2007 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced that it expects to begin the first of two Phase 3 trials for AZ-004 (Staccato® loxapine) late in the first quarter of 2008. AZ-004 is initially being developed for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. The two Phase 3 trials are anticipated to each enroll approximately 300 patients. AZ-004 is being developed through Symphony Allegro, a product development collaboration formed between Alexza and Symphony Capital, LLC.
“Our AZ-004 development program continues to track 6 to 12 months ahead of our original schedule, which we outlined last September as we initiated our Phase 2a clinical trial,” said Thomas B. King, President and CEO of Alexza. “We believe that the strength of the clinical data from our Phase 2a clinical trial, coupled with the speed with which that trial enrolled, has put us in position to initiate our Phase 3 trials significantly ahead of our original plans. AZ-004 is a product candidate we believe could fill an important unmet need in the acute treatment of agitation in schizophrenic and bipolar patients.”
About AZ-004 (Staccato loxapine)
AZ-004 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known as antipsychotics. AZ-004 combines drug delivery speed comparable to that of an intravenous injection, but with the simplicity, convenience and ease of administration of a simple, one-breath inhalation. In March 2007, Alexza reported the initial results of its Phase IIa clinical trial of AZ-004 in 129 schizophrenic patients with acute agitation. In that trial, the 10 mg dose of AZ-004 met the primary endpoint of the clinical trial, showing a statistically significant (p < 0.05) reduction in agitation compared to placebo. The primary endpoint in the trial was the change in the PANSS (Positive and Negative Symptom Scale) Excited Component (PEC) score at the 2-hour post-dose time point.
PEC Scores (Mean Values)

			p-value
Study Arm	Baseline	2-hour Post-Dose	vs. placebo
10 mg AZ-004	17.3	8.8	0.0001
5 mg AZ-004	17.6	10.8	0.088
Placebo	17.7	12.7	—
The 10 mg dose of AZ-004 also exhibited a rapid onset of effect. At 20 minutes post-dose, the 10 mg dose showed statistically significant improvement in the PEC score, compared to placebo. The effectiveness of the 10 mg dose was sustained throughout the 24-hour study period, compared to placebo.

Using the Behavioral Activity Rating Scale (BARS), the 10 mg dose of AZ-004 showed statistically significant improvement, compared to placebo, beginning at 30 minutes. This response was sustained throughout the 24-hour study period, compared to placebo.
Clinical Global Impression-Severity (CGI-S) scale ratings to measure agitation were completed at baseline, immediately prior to AZ-004 administration. At the 2-hour post-dose time point, a Clinical Global Impression-Improvement (CGI-I) evaluation was completed for each patient. Both the 10 mg and the 5 mg doses of AZ-004 showed statistically significant improvements in the CGI-I scale, compared to placebo.
Side effects were recorded throughout the clinical trial period. The administration of AZ-004 was generally safe and well tolerated. The most common side effects reported were taste, sedation and dizziness. These side effects were generally mild to moderate in severity, and occurred in both drug and placebo dose groups.
About Patients with Acute Agitation
According to the National Institute of Mental Health, schizophrenia afflicts about 2.5 million adults and bipolar disorder affects about 5.7 million adults in the US. Agitation, characterized by unpleasant arousal, tension, irritability and hostility, is one of the most common and severe symptoms of schizo-phrenia and bipolar disorder. In about half the cases, it can require hospitalization. About 70% of those who experience agitation will have one to six episodes per year.
Treated patients are generally given intramuscular injections of an atypical antipsychotic drug or a sedative medication. However, intramuscular injections are invasive, can take 30 to 60 minutes to begin to work, frequently require restraints, are often disconcerting to patients and can be dangerous to the medical personnel administering the injection. Alexza believes that many schizophrenic and bipolar patients can make informed decisions regarding their treatment in an acute agitative state and would prefer a noninvasive treatment. Alexza also believes there is a significant unmet medical need for a fast-acting, noninvasive treatment of acute agitation in schizophrenic and bipolar patients.
Conference Call
At 5:00 p.m. Eastern Time today, September 18, Alexza will host an investor conference call to discuss AZ-004 (Staccato loxapine). A replay of the call will be available for two weeks following the call. The conference call, replay and webcast are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. To access the live conference call via phone, dial 1-866-510-0712. International callers may access the live call by dialing 1-617-597-5380. The reference number to enter the call is 14314643.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 1-888-286-8010 for domestic callers or 1-617-801-6888 for international callers. The reference number to enter the replay of the call is 94070470.

About Symphony Allegro
In December 2006, Alexza entered into a licensing transaction with Symphony Capital LLC to provide $50 million of funding through Symphony Allegro, an affiliate of Symphony Capital, for additional clinical and nonclinical development of Staccato loxapine (AZ-004 and AZ-104) and Staccato alprazolam (AZ-002). Alexza continues to be primarily responsible for the development of these three product candidates. Alexza has an exclusive purchase option to acquire all of the equity of Symphony Allegro at certain predetermined prices, and thereby reacquire the intellectual property rights that the Company licensed to Symphony Allegro.
About Alexza Pharmaceuticals
Alexza is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has six product candidates in development; AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic and bipolar disorder patients, AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches, AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain and AZ-007 (Staccato zaleplon) for the treatment of sleep disorder in patients who have difficulty falling asleep.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-004 and the Company’s other product candidates. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. Earlier stage clinical trial results are not necessarily predictive of later stage clinical trial results. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.” “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.687.3900
tking@alexza.com